Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS

FIRST QUARTER 2008 FINANCIAL RESULTS

SAN DIEGO, CA May 5, 2008 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system (CNS) disorders, today reported its unaudited financial results for the first quarter ended March 31, 2008.

ACADIA reported a net loss of $16.4 million, or $0.44 per common share, for the first quarter of 2008 compared to a net loss of $12.6 million, or $0.42 per common share, for the first quarter of 2007. The net losses for the first quarters of 2008 and 2007 included $836,000 and $1.3 million, respectively, in non-cash, stock-based compensation expense.

At March 31, 2008, ACADIA’s cash, cash equivalents, and investment securities totaled $106.5 million compared to $126.9 million at December 31, 2007. The decrease in cash was primarily attributable to cash used to fund ACADIA’s operations, including an aggregate decrease of $5.4 million in accounts payable and accrued expenses, largely resulting from payments for clinical expenses incurred in 2007.

“The first quarter of 2008 was highlighted by continued progress in our most advanced clinical programs, including the initiation of the second Phase III pivotal trial in our program with pimavanserin for Parkinson’s disease psychosis and completion of the treatment phase of our Phase IIb trial with ACP-104 for schizophrenia,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We look forward to reporting top-line results from our Phase IIb trial with ACP-104 during the second quarter and continuing to advance our clinical pipeline of novel treatments for patients suffering from neuropsychiatric and related CNS disorders.”

Revenues totaled $806,000 for the first quarter of 2008 compared to $2.0 million for the first quarter of 2007. This decrease was primarily due to completion of ACADIA’s agreements with Sepracor Inc. and The Stanley Medical Research Institute, partially offset by increased revenues from smaller scale research and license agreements with other parties.

Research and development expenses totaled $15.2 million for the first quarter of 2008, including $415,000 in stock-based compensation, compared to $12.3 million for the first quarter of 2007, including $904,000 in stock-based compensation. The increase in research and development expenses was primarily due to increased clinical development costs associated with ACADIA’s advanced clinical programs. The increase in expenses was primarily attributable to $3.0 million in increased fees paid to external service providers, which totaled $7.8 million for the first quarter of 2008.

General and administrative expenses totaled $3.3 million for the first quarter of 2008, including $421,000 in stock-based compensation, compared to $3.2 million for the first quarter of 2007, including $370,000 in stock-based compensation.

First Quarter 2008 and Recent Highlights

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ACADIA initiated the second Phase III pivotal trial in its program with pimavanserin as a treatment for Parkinson’s disease psychosis (PDP) in March 2008. ACADIA also is continuing to enroll patients in the first Phase III pivotal trial in this program, which was initiated in June 2007. Each of these Phase III trials is a double-blind, placebo-controlled study designed to evaluate the safety and efficacy of pimavanserin in approximately 240 patients with PDP.

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ACADIA is currently conducting an open-label safety extension study pursuant to which eligible patients who have completed either of the Phase III pivotal trials have the opportunity to enroll if, in the opinion of the physician, the patient may benefit from continued treatment with pimavanserin. ACADIA also is continuing to conduct an open-label extension study in connection with its earlier Phase II PDP trial.

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ACADIA completed the treatment phase of its Phase IIb clinical trial with ACP-104 during the first quarter and remains on track to report top-line results from this study during the second quarter of 2008. This double-blind, placebo-controlled study is designed to evaluate the safety and efficacy of ACP-104 in 248 patients with schizophrenia.

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ACADIA presented data from its previously reported Phase II trial with pimavanserin for PDP at the 60th American Academy of Neurology Annual Meeting in April 2008. ACADIA’s abstract titled “A Double-Blind Placebo-Controlled Dose-Escalation Trial of Pimavanserin in Parkinson’s Disease and Psychosis” was chosen to be of special importance and interest to the attendees and was highlighted in the Movement Disorders Scientific Topic Highlights session.

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Data from ACADIA’s Phase II schizophrenia co-therapy trial was presented at the 14th Biennial Winter Workshop on Schizophrenia and Bipolar Disorders in February 2008. The presentation included new data from this trial showing that patients in the co-therapy arm combining pimavanserin with a sub-maximal dose of risperidone (2 mg) had significantly less increase from baseline in serum glucose levels after treatment compared to patients in the risperidone (6 mg) plus placebo arm.

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ACADIA extended the term of its March 2003 discovery alliance with Allergan through March 2009. Joint research efforts will continue in the area of pain and may be expanded to include additional efforts in ophthalmology.

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ACADIA appointed John J. Kaiser as Vice President, Strategic Marketing and Commercial Development in February 2008. Mr. Kaiser joined ACADIA from Eli Lilly & Co. where he held a variety of marketing and commercial management positions.

Conference Call and Webcast Information

ACADIA management will review first quarter results and highlights via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 800-510-0219 for participants in the U.S. or Canada and 617-614-3451 for international callers (reference passcode 76441895). A telephone replay of the conference call may be accessed through May 19, 2008 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 30376624). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until May 19, 2008.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five mid-to-late stage clinical programs as well as a portfolio of preclinical and discovery assets, directed at diseases with large unmet medical needs, including schizophrenia, Parkinson’s disease psychosis, sleep maintenance insomnia, and neuropathic pain. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress of ACADIA’s drug discovery and development programs, the timing of reporting of clinical results, and the benefits to be derived from ACADIA’s drug candidates and preclinical programs, in each case, including pimavanserin and ACP-104. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others, and the fact that past results of clinical trials may not be indicative of further trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2007 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Collaborative revenues	$806	$1,960
Operating expenses
Research and development (includes stock-based compensation of $415 and $904 for the three months ended March 31, 2008 and 2007, respectively)	15,171	12,261
General and administrative (includes stock-based compensation of $421 and $370 for the three months ended March 31, 2008 and 2007, respectively)	3,270	3,152

Total operating expenses	18,441	15,413

Loss from operations	(17,635)	(13,453)
Interest income (expense), net	1,255	899

Net loss	$(16,380)	$(12,554)

Net loss per common share, basic and diluted	$(0.44)	$(0.42)

Weighted average common shares outstanding, basic and diluted	37,053	30,016

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2008	December 31, 2007(1)
Assets
Cash, cash equivalents and investment securities	$106,499	$126,858
Prepaid expenses, receivables and other current assets	3,671	4,395

Total current assets	110,170	131,253
Property and equipment, net	2,919	3,048
Other assets	236	283

Total assets	$113,325	$134,584

Liabilities and Stockholders’ Equity
Current liabilities	13,472	19,287
Long-term liabilities	1,186	1,363
Stockholders’ equity	98,667	113,934

Total liabilities and stockholders’ equity	$113,325	$134,584

(1)	The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.